SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

SUPERCONDUCTOR TECHNOLOGIES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Thursday, May 16, 2002

TO THE STOCKHOLDERS OF SUPERCONDUCTOR TECHNOLOGIES INC.:

      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Superconductor Technologies Inc., a Delaware corporation (the “Company”), will be held on Thursday, May 16, 2002, at 11:00 a.m., local time, at the Holiday Inn, 5650 Calle Real, Goleta, California 93117 for the following purposes:

1.	To elect three (3) Class 1 Directors to hold office until the year 2005 Annual Meeting or until their successors are elected and qualified;

2.	To ratify the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2002; and

3.	To transact such other business as may properly come before the meeting or any adjournment(s) thereof.

      The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

      Only stockholders of record at the close of business on March 19, 2002 are entitled to notice of and to vote at the Annual Meeting.

      All stockholders are cordially invited to attend the Annual Meeting in person. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the Annual Meeting may vote in person even if such stockholder has previously returned a proxy.

Martin S. McDermut
Senior Vice President,
Chief Financial Officer and Secretary

Santa Barbara, California

April 9, 2002

IMPORTANT: Whether or not you plan to attend the Annual Meeting, you are requested to complete, sign, date and promptly return the enclosed proxy in the envelope provided.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE: ELECTION OF CLASS 1 DIRECTORS
PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
DIRECTORS AND EXECUTIVE OFFICERS
VOTING SECURITIES OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
EXECUTIVE OFFICER COMPENSATION
COMPENSATION COMMITTEE REPORT
FEES PAID TO INDEPENDENT AUDITORS
REPORT OF THE AUDIT COMMITTEE
CERTAIN TRANSACTIONS
STOCK PRICE PERFORMANCE GRAPH
FORM 10-K

460 Ward Drive
Santa Barbara, California 93111-2310
(805) 690-4500

Meeting To Be Held on Thursday, May 16, 2002 At:

Holiday Inn

5650 Calle Real
Goleta, CA 93117

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

      The enclosed Proxy is solicited on behalf of Superconductor Technologies Inc. (the “Company”) for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 16, 2002, at 11:00 a.m., local time, and at any adjournment(s) thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Holiday Inn, 5650 Calle Real, Goleta, California 93117.

      The Company anticipates that these proxy solicitation materials will first be mailed on or about April 9, 2002, to all stockholders entitled to vote at the Annual Meeting.

INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

      Only holders of record of voting stock at the close of business on March 19, 2002 (the “Record Date”) are entitled to notice of the Annual Meeting and to vote at the Annual Meeting. On that date, the Company had outstanding 21,782,509 shares of voting common stock and 34,500 of shares of non-voting Series E Preferred Stock.

Revocability of Proxies

      Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company, at or before the taking of the vote at the Annual Meeting, a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

Voting and Solicitation

      Each share of common stock is entitled to one vote on all matters presented at the Annual Meeting. The Series E Preferred Stock is non-voting. Stockholders do not have the right to cumulate their votes in the election of directors.

      Shares of common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted: (i) FOR the election of each of the Company’s nominees for director, and (ii) FOR the ratification of the selection of PricewaterhouseCoopers LLP as independent auditors of the Company for the year ending December 31, 2002. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Annual Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the Board of Directors.

      Proxies may be solicited by certain of the directors, officers and employees of the Company, without additional compensation, personally or by telephone, telegram, letter or facsimile. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

Quorum; Abstentions; Broker Non-Votes

      The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR” or “AGAINST” a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Annual Meeting (the “Votes Cast”) with respect to such matter..

      The Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a proposal (other than the election of directors). In the absence of controlling precedent to the contrary, the Company intends to treat abstentions in this manner. Accordingly, abstentions will have the same effect as a vote against the proposal.

      In a 1988 Delaware case, Berlin v. Emerald Partners, the Delaware Supreme Court held that, while broker non-votes should be counted for the purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes should not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Accordingly, the Company intends to treat broker non-votes in this manner. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Deadline for Receipt of Stockholder Proposals

      Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company’s 2003 Annual Meeting of Stockholders must be received by the Company no later than January 16, 2003 in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

PROPOSAL ONE:

ELECTION OF CLASS 1 DIRECTORS

      The Board of Directors currently consists of eight (8) directors divided into three classes — Class 1 (Dr. Caren, Mr. Cotten and Mr. Thomas), Class 2 (Mr. Horowitz, Mr. Lockton and Dr. Shrieffer), and Class 3 (Mr. Blaxter and Mr. Manzinger) — with the directors in each class holding office for staggering terms of three years each or until their successors have been duly elected and qualified.

      The Class 1 Directors will be elected at this year’s Annual Meeting or any adjournments or postponements thereof. The nominees for election as the Class 1 Directors are Dr. Caren, Mr. Cotten and Mr. Thomas. The Class 1 Directors will serve until the year 2005 Annual Meeting or until their successors are elected and qualified.

      The accompanying proxy grants to the holder the power to vote the proxy for substitute nominees in the event that Dr. Caren, Mr. Cotten and Mr. Thomas become unavailable to serve as a Class 1 Director. Management presently has no knowledge that Dr. Caren, Mr. Cotten and Mr. Thomas will refuse or be unable to serve as a Class 1 Director for the prescribed term.

Vote Required; Recommendation of the Board of Directors

      Directors are elected by a “plurality” of the shares voted. “Plurality” means that the nominee with the largest number of votes is elected, up to the maximum number of directors to be chosen (in this case, three directors). Stockholders can either vote “for” the nominee or withhold authority to vote for the nominee. However, shares that are withheld will have no effect on the outcome of the election. Shares held by brokers or other nominees for a beneficial owner and not voted (broker non-votes) also will not have any effect on the outcome of the election of the directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” DR. CAREN, MR. COTTEN AND MR. THOMAS.

Board Meetings and Committees

      The Board of Directors held a total of six meetings during the fiscal year ended December 31, 2001. The Board of Directors has two standing committees — an Audit Committee and a Compensation Committee.

      The functions of the Audit Committee are to recommend selection of independent public accountants to the Board of Directors, to review the scope and results of the year-end audit with management and the independent auditors, to review the Company’s accounting principles and its system of internal accounting controls and to review the Company’s annual and quarterly reports before filing with the Securities and Exchange Commission. The Company’s Board of Directors has adopted a written charter for the Audit Committee. The Audit Committee met five times during fiscal 2001. In addition, the Board of Directors has determined that all of the members of the Committee are “independent” as defined by the rules of Nasdaq. The current members of the Audit Committee are Robert P. Caren, Ph.D., Dennis J. Horowitz (Chairman), John D. Lockton, Joseph C. Manzinger, and J. Robert Schrieffer, Ph.D.

      The functions of the Compensation Committee are to review and approve salaries, bonuses and other benefits payable to the Company’s executive officers and to administer the Company’s 1999 Stock Plan, the Amended and Restated 1988 Stock Option Plan, the 1992 Director Option Plan, the 1992 Stock Option Plan and the 1998 Nonstatutory Stock Option Plan. The Compensation Committee met five times during fiscal 2001. The current members of the Compensation Committee are H. Vaughan Blaxter, III, Robert P. Caren, Ph.D. (Chairman), Dennis J. Horowitz, John D. Lockton, and J. Robert Schrieffer, Ph.D.

      No incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors held during fiscal 2001, and (ii) the total number of meetings held by all committees of the Board of Directors during fiscal 2001 on which such person served — except Dr. Shrieffer who attended 69% of all meetings.

      The Company intends to form a Nominating Committee for the coming year. The Nominating Committee will consider nominations submitted by stockholders in writing to the Secretary of the Company on or before November 30, 2002.

Director Compensation

      Each non-employee director received an annual retainer of $8,000 in 2001, and will receive $10,000 per year commencing in 2002 (so long as such director attends at least 75% of the Company’s Board meetings) and $2,000 per committee meeting attended. Commencing in January 1, 2001, the Chairman received $4,000 per meeting. The non-employee directors serving during 2001 since the last annual meeting were directors H. Vaughan Blaxter, III, Robert P. Caren, Ph.D., Dennis J. Horowitz, John D. Lockton (Chairman of the Board), Joseph C. Manzinger, and J. Robert Schrieffer, Ph.D.

      Non-employee directors also participate in the 1999 Stock Plan, the 1992 Director Option Plan, as amended, and the 1988 and 1992 Stock Option Plans, as amended. The Director Plan provides for the grant of a nonstatutory stock option to purchase 15,000 shares of common stock of the Company to each of the Company’s nonemployee directors on the date on which such person first becomes a director. First options vest at the rate of twenty-five percent (25%) of the shares granted on each anniversary of the grant, and subsequent options vest at the rate of fifty percent (50%) of the shares on each anniversary of the date of grant. Non-employee directors that have served on the Board of Directors for at least six months also receive automatic grants of nonstatutory stock options to purchase 10,000 shares of common stock each year with the Chairman of the Board receiving an automatic grant of nonstatutory stock options to purchase 15,000 shares of common stock. Non-employee directors that serve on a committee of the Board of Directors also receive automatic grants of nonstatutory stock options to purchase 1,000 shares of common stock for each committee meeting attended with the committee chairmen receiving an automatic grant of nonstatutory stock options to purchase 2,000 shares of common stock .

      Except as described above, directors do not receive additional compensation for their services as directors of the Company or as members of committees of the Board of Directors. There are no family relationships between directors and executive officers of the Company.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF

INDEPENDENT AUDITORS

      The Board of Directors has selected PricewaterhouseCoopers LLP, independent accountants, to audit the financial statements of the Company for the fiscal year ending December 31, 2002.

      A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and will have the opportunity to make a statement if such person desires to do so. Such representative is expected to be available to respond to appropriate questions.

Required Vote; Recommendation of the Board of Directors

      Ratification of the Board’s appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the Votes Cast. In the event the stockholders do not approve the selection of PricewaterhouseCoopers LLP, the appointment of the independent auditors will be reconsidered by the Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” THIS PROPOSAL.

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information regarding those individuals currently serving as the directors (or nominated to serve as a director) and executive officers of the Company:

Name	Age	Principal Occupation

John D. Lockton(1)(2)	64	Chairman of the Board of the Company, Managing Director of IPWireless, Inc.
H. Vaughan Blaxter, III(2)	60	Vice President, General Counsel, Secretary and a director of The Hillman Company
Robert P. Caren, Ph.D.(1)(2)	69	Retired Corporate Vice President, Science and Engineering, Lockheed Corporation
Dennis J. Horowitz(1)(2)	55	Chairman, President, Chief Executive Officer and Director of Wolverine Tube, Inc.
Joseph C. Manzinger(1)	43	Vice President and a director of The Hillman Company
J. Robert Schrieffer, Ph.D.(1)(2)	70	Chairman of the Technical Advisory Board of the Company; University Professor, Florida State University; Chief Scientist of the National High Magnetic Field Laboratory
M. Peter Thomas	60	President, Chief Executive Officer and Director
Ken J. Barry	54	Vice President, Human Resources
William J. Buchanan	53	Controller, Chief Accounting Officer
Richard R. Conlon	52	Senior Vice President, Sales and Marketing
E. Ray Cotten	71	Senior Vice President, Business Development, Chief Marketing Officer and Director
Robert B. Hammond, Ph.D.	53	Senior Vice President, Chief Technology Officer
Robert L. Johnson	51	President, STI Products Group
Martin S. McDermut	51	Senior Vice President, Chief Financial Officer, and Secretary

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

      John Lockton joined our Board of Directors in December 1997 and was named Chairman of the Board January 1, 2001. Mr. Lockton is a founder, initial chairman and is now managing director of IPWireless, Inc., a wireless internet access and IP telephony service provider of 3G technology. From August 1991 to March 1998, he was President, Chief Executive Officer and a director of International Wireless Communications, Inc. (“IWC”), an operator of cellular systems and from March 1998 until June 1998 he served IWC as Vice-Chairman and a director. In September 1998, IWC filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. From May 1990 to August 1991 he was Managing Partner of Corporate Technology Partners, a joint-venture with Bell Canada Enterprises. In 1988, Mr. Lockton founded Cellular Data, Inc., a cellular wireless data technology company, and Star Associates, Inc., a cellular radio RSA company. He founded and was a director of Interactive Network, Inc., a wireless-based television company, and was Chairman of that company’s Board of Directors until December 1994. From 1983 to 1987 Mr. Lockton was Executive Vice President of Pacific Bell (now Pacific Telesis). From 1980 to 1983 he was President of Warner Amex (now Time Warner) Cable Television, Inc. From 1968 to 1980 Mr. Lockton held various senior positions at Dun & Bradstreet. Mr. Lockton is the primary inventor of a patented wireless technology for Personal Communication Services (PCS). Mr. Lockton is a graduate of Yale University (Phi Beta Kappa), Harvard Law School, and holds an Executive M.B.A. from Columbia University.

      H. Vaughan Blaxter, III has served as a member of our Board of Directors since May 2000. Mr. Blaxter has been Vice President, General Counsel, a director, and Secretary of The Hillman Company since 1978. He previously served on the board of directors of Read Rite Corporation (from 1990 through 1996) and Genus, Inc. (from 1990 through 1995). Mr. Blaxter holds a B.S. from Washington and Jefferson College, and a J.D. from the University of Pittsburgh School of Law.

      Robert P. Caren, Ph.D., has served on both our Board of Directors and our Technical Advisory Board since January 1988. Dr. Caren served as Corporate Vice President, Sciences and Engineering, for Lockheed Martin Corporation from 1988 to 1995, when he retired. He is a fellow of the American Institute of Aeronautics and Astronautics, American Astronautics Society and the American Association for the Advancement of Science. He is also a member of the National Academy of Engineering, a member of the California Council on Science and Technology, and past Chairman of the Research Division of the Defense Preparedness Association. Dr. Caren holds a Ph.D., M.S. and B.S. in physics from Ohio State University. He is a member of the Board of Directors of Litex Inc. and Hawkeye Enterprises.

      Dennis J. Horowitz has served on our Board of Directors since June 1990. Mr. Horowitz is currently Chairman, President, Chief Executive Officer and Director of Wolverine Tube, Inc., a manufacturer and distributor of copper and copper alloy tube. From September 1994 to April 1997, he served as Corporate Vice President and President of the Americas of AMP Incorporated, an interconnection device company. From October 1993 to August 1994, Mr. Horowitz served as President and Chief Executive Officer of Philips Technologies, a Philips Electronics North America company. From April 1990 to September 1993, he served as President and Chief Executive Officer of Philips Components, Discrete Products Division. From 1988 to 1990, he served as President and Chief Executive Officer of Magnavox CATV, and from 1980 to 1988 was involved in the general administration of North American Philips Corporation. Mr. Horowitz is a director of Aerovox Corporation. Mr. Horowitz holds an M.B.A and a B.A. in economics from St. John’s University.

      Joseph C. Manzinger has served as a member of our Board of Directors since June 1999. Mr. Manzinger was appointed Vice President of The Hillman Company in January 1998 and became a director of The Hillman Company in 2000. From 1990 through 1998, he held positions with The Hillman Company as Director -Investment Review and Manager of Special Projects. He served as a consultant for McKinsey & Company, and spent time with PriceWaterhouse & Co. and Parker/ Hunter Inc., a regional investment bank and brokerage firm. Mr. Manzinger serves as a director for a variety of private companies, including Finali Corporation, IQNavigator, Inc., Syvox Corporation, The MicroOptical Corporation, and Stratos Product Development Group, LLC. Mr. Manzinger holds a B.S. in Accounting from Indiana University of Pennsylvania, and an M.B.A. from the University of Chicago.

      J. Robert Schrieffer, Ph.D., has served as a member of our Board of Directors since October 1988. Dr. Schrieffer founded our Technical Advisory Board in August 1987 and has served as its Chairman since that time. He received the Nobel Prize in Physics in 1972 for work in superconductivity theory, and has received many other professional honors including the National Medal of Science. Dr. Schrieffer is currently President of the American Physical Society. He is also the University Eminent Scholar of the State of Florida University System and has been the Chief Scientist of the National High Magnetic Field Laboratory since January 1992. Dr. Schrieffer was Chancellor’s Professor of Physics and Director of the Institute for Theoretical Physics at the University of California, Santa Barbara from 1980 to 1991. He serves on a number of government and industrial committees and is a Fellow of the Los Alamos National Laboratory, heading its Advanced Study Program in High Temperature Superconductivity Theory from 1988 to 1993. Dr. Schrieffer holds a Ph.D. and M.S. in physics from the University of Illinois, and his B.S. in physics from the Massachusetts Institute of Technology.

      M. Peter Thomas has served as President and Chief Executive Officer, and a member of our Board of Directors, since April 7, 1997. Prior to that, Mr. Thomas was President and Chief Executive Officer of First Pacific Networks, Inc., a cable telephony systems company, from June 1995 to January 1997. From August 1991 to May 1995, Mr. Thomas consulted with The Stanbridge Group, a company he co-founded. He also served as President and Chief Executive Officer of Ericsson North America, Inc., the North American operating subsidiary of Sweden’s L.M. Ericsson. The North American operation included divisions providing cellular infrastructure systems, central office switching systems and loop transmission systems, PABXs, and copper and fiber optic cable products. Prior to this assignment, Mr. Thomas was President and Chief Operating Officer of Telenova, Inc., a start-up voice and data PABX manufacturer, and President of the ITT Telecom Network Systems Division, a network telecommunications systems business. He also served as general manager of four divisions at Northern Telecom, Ltd., the last being the DMS 10 Switching Division, Nortel’s first digital switching division in the U.S. Mr. Thomas holds a B.S.E. in Aerospace Engineering from Princeton University, and an M.B.A. from the Harvard Business School.

      Ken J. Barry joined us as Vice President of Human Resources in January 2002. Mr. Barry was a human resources consultant from January 2001 to 2002. Prior to that, he served as Vice President of Human Resources at Boeing/ Hughes Satellite Systems — responsible for all strategic HR programs and security operations. From 1995 to joining Boeing/ Hughes, Mr. Barry spent five years at Exel Direct, a retail logistics company, where he served as Vice President of Human Resources, Senior Director of Operations, and Board member. He also served five years as Vice President of Human Resources at Harman International Industries, an electronics manufacturer, and spent seven years in a variety of management roles at Nortel/ Bell Northern Research. Mr. Barry holds a MS from Pepperdine University, and a BA from the University of Western Ontario.

      William J. Buchanan has served as Controller since June 2000. Mr. Buchanan joined the company in January 1998 and has served in various accounting positions prior to becoming the Controller. For 16 years prior to joining the company, he was a self employed private investor and investment advisor. For the nine years prior to that, he served in various executive and accounting positions with Applied Magnetics Corp and Raytheon Co. Mr. Buchanan holds a B.A. in Economics from California State University, Fresno.

      Richard R. Conlon joined us as Senior Vice President of Sales and Marketing in December 2001. Mr. Conlon was Vice President of North American Sales for Repeater Technologies (RTI) from June 1997 until November 2001. From 1992 until June of 1997, Mr. Conlon had responsibility for the Lucent Technologies team, as Global Sales Vice President, that sold equipment to McCaw Cellular, which went on to become AT&T Wireless. From 1978 through 1996, he held various sales, marketing, and sales training jobs within the Bell System. Mr. Conlon holds a B.A. in Economics and did his graduate work at Wichita State University.

      E. Ray Cotten has served as Senior Vice President, Business Development, and Chief Marketing Officer since May 2000. Mr. Cotten has also served as a member of our Board of Directors since July 1996 — as Vice Chairman of the Board until February 1999. From March 1999 to May 2000, he served as Senior Vice President, Sales and Marketing. Since August 1994, he has served as Chairman of the Board of Impulse Telecommunications Corporation, a wireless communications consulting and engineering firm (“Impulse”). Prior to joining Impulse, from December 1992 to August 1994, Mr. Cotten was President and Chief Executive

Officer, and Chief Operating Officer, of Scott Instruments Corporation — a pioneer in voice recognition systems. From December 1990 to November 1992, he was President and Chief Executive Officer of ACS Software Products Group — a software company for the apparel industry. Prior to that, Mr. Cotten served as Vice Chairman and co-founder of NetAmerica — a digital networking company. He has held vice-president positions at Microdynamics, Inc. — a CAD/ CAM company for the apparel industry, Northern Telecom, Inc. — a telecommunications company, Data Transmission Corporation — a digital networking company, and Danray — a communications switch manufacturing company, and spent nearly 10 years with Texas Instruments where he held various management positions. Mr. Cotten received his B.A. in Business from Oklahoma State University.

      Robert B. Hammond, Ph.D., has served as Senior Vice President and Chief Technical Officer since December 1992. Dr. Hammond served as Vice President of Technology, and Chief Technical Officer, until August 1990. He has also served as Secretary since October 1999. From May 1991 to December 1991, and July 1992 to December 1992, he served as Acting Chief Operating Officer. From December 1987 to August 1990, he served as Program Manager. Dr. Hammond also serves on our Technical Advisory Board. For over eleven years prior to joining us, he was at Los Alamos National Laboratory, most recently as Deputy Group Leader of Electronics Research and Development — a group that performs research, development, and pilot production of solid-state electronics and optics. Dr. Hammond received his Ph.D. and M.S. in applied physics and his B.S. in physics from the California Institute of Technology.

      Robert L. Johnson is President, STI Products Group. Mr. Johnson joined the company in April 2000 as Vice President of Wireless Manufacturing. From 1996 to early 2000, Mr. Johnson was the Director and General Manager of Schlumberger ATE. From 1990 to 1996, he served as Vice President and General Manager of Harman International Industries. Mr. Johnson majored in industrial engineering at Arizona State University.

      Martin S. McDermut is Senior Vice President, Chief Financial Officer and Secretary. Mr. McDermut joined the company in February 2000 as Chief Financial Officer, Vice President of Finance and Administration. From September 1996 to February 2000, Mr. McDermut was Vice President of Finance and Administration, Secretary, and Chief Financial Officer of International Remote Imaging Systems, Inc. — a medical technology firm. From 1994 to August 1996, he held similar positions in other start-up and early-stage entities. From 1975 to 1993, he was with the accounting and consulting firm of Coopers & Lybrand L.L.P., becoming a partner in 1988. From 1990 to 1993, Mr. McDermut practiced in the firm’s Los Angeles Entrepreneurial Advisory Services Group and was named its head in 1992. Mr. McDermut is a Certified Public Accountant, and holds an M.B.A. in Finance and Accounting from the University of Chicago, and a B.A. in Economics from the University of Southern California.

VOTING SECURITIES OF PRINCIPAL

STOCKHOLDERS AND MANAGEMENT

      The following table sets forth the beneficial ownership of the Company’s common stock as of March 8, 2002, by (i) each person known by the Company to be the beneficial owner of more than 5% of the Company’s common stock, (ii) by each director, (iii) by each of the executive officers named in the table under “Executive Compensation — Summary Compensation Table,” and (iv) all directors and executive officers as a group. Except as otherwise indicated in the footnotes to the table, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws, where applicable.

	Number of	Percentage
Name	Shares	Ownership

Wilmington Securities, Inc. and Affiliated Parties(1)	6,183,472	28.39%
824 Market Street, Suite 900
Wilmington, Delaware 19801
Wellington Management Company, LLP(2)	2,200,000	10.10%
75 State Street
Boston, MA 02109
John D. Lockton(3)	53,971	*
H. Vaughan Blaxter, III(4)	13,750	*
Robert P. Caren(5)	55,321	*
Dennis J. Horowitz(6)	62,755	*
Joseph C. Manzinger(7)	35,572	*
J. Robert Schrieffer(8)	27,650	*
M. Peter Thomas(9)	207,933	*
Ken J. Barry	0	*
William J. Buchanan(10)	26,078	*
Richard R. Conlon	0	*
E. Ray Cotten(3)	173,683	*
Robert B. Hammond(11)	94,790	*
Robert L. Johnson(3)	48,616	*
Martin S. McDermut(12)	74,835	*
All executive officers and directors as a group (14 persons)(13)	874,954	3.88%

*	Less than one percent.

(1)	Includes 5,233,344 shares owned by Wilmington Securities, Inc. (“Wilmington”), 464,340 shares owned by Henry L. Hillman, Elsie Hilliard Hillman, and C.G. Grefenstette, Trustees of the Henry L. Hillman Trust dated November 18, 1985 (the “HLH Trust”), and 121,447 shares held by each of four irrevocable trusts (the “1976 Trusts”) for the benefit of members of the Hillman family. Wilmington is an indirect, wholly-owned subsidiary of The Hillman Company, a private corporation engaged in diversified investments and operations. The Hillman Company is controlled by the HLH Trust, and each of the trustees of the HLH Trust shares voting and disposition power over the assets of The Hillman Company. The trustees of the HLH Trust (other than Mr. Grefenstette, who is a trustee of the 1976 Trusts) disclaim beneficial ownership of the shares owned by the 1976 Trusts. C.G. Grefenstette and Thomas G. Bigley are trustees of the 1976 Trusts and share voting and disposition power over the 1976 Trusts’ assets.

(2)	Wellington Management Company, LLP (“Wellington Management”) serves as investment manager, investment adviser or investment sub-adviser to: Telstra Super Pty LTD, Her Majesty the Queen in Right of the Province of British Columbia, Retail Employees Superannuation Pty Limited, TELUS Foreign Equity Active Pool, BCTEL Pension Plan for Management and Exempt Employees, Oregon Investment Council, WTC-CIF Emerging Companies Portfolio, WTC-CTF Emerging Companies Portfolio, JB Were Global Small Companies Fund, NZ Funds Global Small Companies Trust, WMP

(Dublin) Global Smaller Companies Equity, and Government of Singapore Investment Company Pte, Ltd. Wellington Management is an investment adviser registered under the Investment Advisers Act of 1940. We have been advised that Wellington Management has shared voting and shared dispositive control over the securities in the accounts managed by it for these selling stockholders. Wellington Management, in its capacity as investment manager, investment adviser and investment sub-adviser, may be deemed to have shared beneficial ownership of a total of 2,200,000 shares of Superconductor Technologies, Incorporated common stock, which shares are owned by these clients of Wellington Management.

(3)	All shares are issuable upon the exercise of stock options that are exercisable within 60 days of March 8, 2002.

(4)	Includes 10,750 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 8, 2002.

(5)	Includes 47,971 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 8, 2002.

(6)	Includes 59,305 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 8, 2002.

(7)	Includes 17,250 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 8, 2002.

(8)	Includes 24,000 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 8, 2002.

(9)	Includes 188,500 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 8, 2002.

(10)	Includes 11,802 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 8, 2002.

(11)	Includes 38,508 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 8, 2002.

(12)	Includes 70,835 shares issuable upon the exercise of stock options that are exercisable within 60 days of March 8, 2002.

(13)	See footnotes (3)-(12). Includes 745,191 shares issuable upon exercise of stock options held by executive officers and directors that are exercisable within 60 days of March 8, 2002.

EXECUTIVE OFFICER COMPENSATION

Summary Compensation Table

      The following table sets forth all compensation received for services rendered to the Company in all capacities during the fiscal years ended December 31, 2001, 2000 and 1999 by the Company’s Chief Executive Officer and the four executive officers other than the Chief Executive Officer whose total salary and bonus for fiscal year 2001 exceeded $100,000.

						Long-Term
		Annual Compensation				Compensation

					Other Annual	Securities	All Other
					Compensation	Underlying	Compensation
Name and Principal Position	Year	Salary($)		Bonus($)	($)(1)	Options(#)	($)(2)

M. Peter Thomas	2001	300,014		72,000	—	75,000	2,323
President and Chief	2000	285,394		70,000	—	250,000	1,290
Executive Officer	1999	249,269		25,000	—	30,000	1,733
E. Ray Cotten	2001	209,467		30,172	—	7,300	7,250
Senior Vice President,	2000	195,582		28,080	—	20,000	3,810
Business Development	1999	179,635		—	—	66,066	4,959
Robert B. Hammond	2001	205,945		29,628	—	3,650	809
Senior Vice President and	2000	194,613		27,675	—	40,000	690
Chief Technical Officer	1999	182,456		—	—	—	1,036
Robert L. Johnson(4)	2001	182,163		26,244	—	38,350	809
President, STI Wireless	2000	116,462	(4)	20,048	—	100,000	504
Systems, North America	1999	—		—	—	—	—
Martin S. McDermut(5)	2001	193,895		23,310	—	43,750	809
Senior Vice President,	2000	167,212	(5)	24,975	43,374 (3)	100,000	398
Chief Financial Officer	1999	—		—	—	—	—
and Secretary

(1)	Excludes certain perquisites and other amounts that, for any executive officer, in the aggregate did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus for such executive officer.

(2)	Term life insurance premiums.

(3)	One time relocation expenses.

(4)	Mr. Johnson joined the Company in April 2000.

(5)	Mr. McDermut joined the Company in February 2000.

Employment Agreements

      The Company has employment agreements with Mr. Thomas and Mr. Cotton. The Compensation Committee periodically amends their employment agreements to reflect approved increases in their base salaries. Mr. Thomas has a current base salary of $318,000, and Mr. Cotton has a current base salary of $222,098. The Company employs both executives on an “at will” basis which means that their employment may be terminated at any time without cause by the Company or the executive. In the event of an “involuntary termination” of employment, the Company is obligated to continue paying the executive’s base salary and provide group health and life insurance to the executive and his dependents for twelve months. In addition, all of Mr. Thomas’s unvested options would immediately vest on the date of an involuntary termination. An involuntary termination occurs if the Company materially reduces the executive’s compensation or responsibilities or terminates the executive without cause as defined in his employment agreement. There are no other employment agreements between the Company and any of its executive officers.

Option Grants in Fiscal 2001

      The following table sets forth certain information regarding stock options granted during the fiscal year ended December 31, 2001 to each of the executive officers named in the table under “Executive Officer Compensation — Summary Compensation Table.”

	Individual Grants				Potential
					Realizable Value
		% of Total			at Assumed Annual
	Number of	Options			Rates of Stock Price
	Securities	Granted to			Appreciation for
	Underlying	Employees	Exercise		Option Term(3)
	Options	In Fiscal	Price	Expiration
Name	Granted(1)	Year(2)	($/Sh)	Date	5%($)	10%($)

M. Peter Thomas	75,000	10.06%	7.937	2/8/11	374,365	948,715
E. Ray Cotten	7,300	.98%	7.937	2/8/11	36,438	92,342
Robert B. Hammond	3,650	.49%	7.937	2/8/11	18,219	46,171
Robert L. Johnson	30,000	4.02%	5.200	5/16/11	98,108	248,624
	8,350	1.12%	7.937	2/8/11	41,679	105,624
Martin S. McDermut	43,750	5.87%	7.937	2/8/11	218,380	553,417

(1)	Except as set forth herein, each option vests over a four-year period at the rate of 1/4 of the shares subject to the option at the end of the first twelve months and 1/36 of the remaining shares subject to the option at the end of each monthly period thereafter so long as such optionee’s employment with the Company has not terminated.

(2)	Total number of shares subject to options granted to employees in fiscal 2001 was 745,500, which number includes options granted to employee directors, but excludes options granted to nonemployee directors and consultants.

(3)	The Potential Realizable Value is calculated based on the fair market value on the date of grant, which is equal to the exercise price of options granted in fiscal 2001, assuming that the stock appreciates in value from the date of grant until the end of the option term at the compounded annual rate specified (5% and 10%). Potential Realizable Value is net of the option exercise price. The assumed rates of appreciation are specified in rules of the SEC and do not represent the Company’s estimate or projection of future stock price. Actual gains, if any, resulting from stock option exercises and common stock holdings are dependent on the future performance of the common stock and overall stock market conditions, as well as the option holders’ continued employment through the exercise/vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Aggregated Option Exercises In Fiscal 2001 and 2001 Fiscal Year-End Option Values

      The following table sets forth certain information concerning the exercise of stock options during fiscal 2001 and the value of unexercised options as of December 31, 2001 for each of the executive officers named in the table under “Executive Compensation — Summary Compensation Table.”

	Shares	Value
	Acquired	Realized	Exercisable	Unexercisable	Exercisable(1)	Unexercisable(1)
Name	on Exercise	($)	(#)	(#)	($)	($)

M. Peter Thomas	0	0	157,042	338,958	425,591	43,516
E. Ray Cotten	0	0	169,167	21,883	239,099	0
Robert B. Hammond	0	0	32,541	32,900	41,355	11,156
Robert L. Johnson	0	0	37,083	101,267	0	38,999
Martin S. McDermut	0	0	47,917	95,833	0	0

(1)	Market value of underlying securities based on the $6.500 closing price of the Company’s common stock on December 31, 2001 (the last market trading day in 2001), minus the exercise price.

Section 16(a) Beneficial Ownership Reporting Compliance

      Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors and officers and its significant stockholders (defined by statute as stockholders beneficially owning more than 10% of the common stock) are required to file with the Securities and Exchange Commission and the Company reports of ownership, and changes in ownership, of common stock. Based solely on a review of the reports received by it, the Company believes that, during the year ended December 31, 2001, all of its officers, directors and significant stockholders complied with all applicable filing requirements under Section 16(a), except for the late filing of a Form 3, Initial Statement of Ownership, by Richard R. Conlon who joined the Company in December 2001.

Compensation Committee Interlocks and Insider Participation

      The Compensation Committee of the Company’s Board of Directors is composed of five nonemployee directors, namely, Robert P. Caren, Ph.D., Dennis J. Horowitz, John D. Lockton, J. Robert Schrieffer, Ph.D. and H. Vaughan Blaxter, III. No interlocking relationship exists between the Company’s Board of Directors and the compensation committee of any other company, and no such interlocking relationship has existed in the past.

COMPENSATION COMMITTEE REPORT

      The Compensation Committee of the Board of Directors of the Company is comprised of five independent, nonemployee directors who have no interlocking relationships with the Company or any of its affiliates. As part of their duties, the Compensation Committee reviews compensation levels of the executive officers to insure compensation is in line with performance and industry practices. The goal of the Compensation Committee is to insure the compensation practices of the Company are sufficient to attract and retain the necessary managerial, technical and manufacturing talent to enable the growth from a development stage company into one with profitable commercialized products.

      The Chief Executive Officer’s compensation is determined based on comparable salaries of chief executive officers in similar technology companies. The Compensation Committee does not limit this comparison to the superconductivity industry which is relatively small. The Compensation Committee primarily uses the telecommunications and semiconductor manufacturers for comparable measures. These types of companies are targeting similar markets and engaged in similar manufacturing techniques and design challenges. It is the Compensation Committees philosophy to keep the base salary of the Chief Executive Officer at approximately the 50th base salary percentile based on the Radford Total Compensation Survey: Executive Compensation Report 2001 published by AON Consulting for companies reporting less than $50 million in annual revenue. In this category of companies, more of the chief executive officer’s compensation depends on bonuses, and these bonuses are contingent upon company and individual performances.

      The individual performance of the CEO is based on a challenging set of yearly goals including market share, organizational development, product development, fund raising, and progress toward profitability. The Compensation Committee establishes these goals early in the year through negotiations with the CEO and the Chairman of the Board.

      For the compensation of the other executive officers, the Compensation Committee meets with the Chief Executive Officer to review the yearly objectives of the other executive officers at the year-end to analyze inputs on the performance of the executive officers toward meeting or exceeding these objectives. These individual objectives are aligned to the overall company goals, which are the basis of the CEO’s objectives. In determining individual salaries for officers, consideration is given to individual factors, such as personal development, performance and responsibilities within the Company, as well as Radford Survey data as discussed previously. The Compensation Committee also administers the Company’s Stock Option Program, which is made available to all employees. In addition to the executive officers, the Compensation Committee also reviews stock option grants to all employees. The overall framework guide on stock options at all salary levels is based on Radford Survey information on all the salary grade levels within the Company. Within this framework, the size of the individual stock option awards is based primarily on an individual’s responsibility within the Company, as well as such individual’s performance, responsibilities and position within the Company, as well as such individual’s past awards. The Compensation Committee believes the stock option program is crucial to the retention and motivation of all employees. The Compensation Committee also believes it is essential to insure all employees have a stake in the company.

      The Compensation Committee also administers the Executive Incentive Compensation Plan, which includes employees down to Vice President level. The Plan is predicated on awarding an incentive payment based on achievement of an individuals objectives and goals, presuming the Company achieves an acceptable performance as determined by the Board of Directors for the fiscal year. The Compensation Committee believes this incentive plan is important to the motivation and retention of senior management by providing additional incentives for executive personnel who influence the profitability of the Company.

      As the Company is in the early stages of sales of commercialized products, the Compensation Committee believes that performance is not appropriately measured by traditional financial performance criteria such as profitability and earnings per share. Rather, the Compensation Committee believes that corporate performance is appropriately measured by analyzing the degree to which the company has achieved certain goals, such as successful major account development, sales growth, and manufacturing cost reduction, leading to profitability and earnings as established by the Board.

$1,000,000 Limit on Tax Deductible Compensation

      Section 162(m), enacted as part of the Omnibus Budget Reconciliation Act of 1993, limits to $1,000,000 the deductibility, for any year beginning after December 31, 1993, of compensation paid by a public corporation to the chief executive officer and the next four most highly compensated executive officers unless such compensation is performance-based within the meaning of Section 162(m) and the regulations thereunder.

      The Compensation Committee intends to continue to utilize performance-based compensation in order to minimize the effect of the limits imposed by Section 162(m) and seeks to assure the maximum tax deductibility of all compensation it authorizes. However, the Compensation Committee believes that its primary responsibility is to provide a compensation program that will attract, retain and reward the executive talent necessary to the Company’s success. Consequently, the Compensation Committee recognizes that the loss of a tax deduction may be necessary in some circumstances.

Robert P. Caren, Ph.D.
H. Vaughan Blaxter, III
Dennis J. Horowitz
John D. Lockton
J. Robert Schrieffer, Ph.D.

FEES PAID TO INDEPENDENT AUDITORS

Audit Fees

      The aggregate fees billed for professional services rendered for (i) the audit of the Company’s annual financial statements for its fiscal year ended December 31, 2001 and (ii) the review of the Company’s quarterly financial statements during the fiscal year was $115,235.

Financial Information System Design and Implementation Fees

      No fees were billed for professional services rendered relating to financial information system design and implementation during the fiscal year ended December 31, 2001.

All other Fees

      The aggregate fees billed for services rendered by the principal accountant was $7,850 for all other services rendered during the fiscal year ended December 31, 2001.

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The Audit Committee has reviewed and discussed the audited financial statements with management. In addition, the Audit Committee has discussed with the independent auditors the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication With Audit Committees.”

      The Audit Committee has also received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, and has discussed with PricewaterhouseCoopers its independence, including whether their provision of other non-audit services to the Company is compatible with maintaining its independence.

      The Committee discussed with the Company’s independent auditors the overall scope and plans for the respective audits. The Committee meets with the independent auditors, with and without management present to discuss the results of their examinations, the evaluation of the Company’s internal controls and the overall quality of the Company’s reporting.

      Based upon the review and discussions referred to in the foregoing paragraph, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the last fiscal year for filing with the Commission. The Audit Committee and the Board also have recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

Dennis J. Horowitz
Robert P. Caren, Ph.D.
John D. Lockton
Joseph C. Manzinger
J. Robert Schrieffer, Ph.D.

CERTAIN TRANSACTIONS

      The Company made a 5-year, interest-free loan of $150,000 to Mr. Thomas, the Company’s Chief Executive Officer, in connection with his compensation during 2001. The loan is secured by shares of the Company’s common stock and options to purchase shares of the Company’s common stock. The loan will be forgiven if the Company terminates Mr. Thomas without cause as defined in his employment agreement.

STOCK PRICE PERFORMANCE GRAPH

      The graph and table below compare the cumulative total stockholders’ return on the Company’s common stock since December 31, 1996 with the Nasdaq-U.S. Composite Index, Nasdaq Telecommunications Index, and the Hambrecht & Quist Technology Index over the same period (assuming the investment of $100 in the Company’s common stock and in the four other indices, and reinvestment of all dividends). The Hambrecht & Quist Technology Index was discontinued in 2001 and is being replaced with the Nasdaq Telecommunications Index.

Company Index	12/31/96	12/31/97	12/31/98	12/31/99	12/29/00	12/31/01

Superconductor Technologies	$100.00	$ 79.38	$ 98.43	$123.83	$ 92.08	$165.10

Nasdaq-U.S. Composite	100.00	122.48	172.68	320.83	192.98	153.12

Nasdaq-Telecommunications	100.00	145.97	241.58	431.01	183.57	122.88

Hambrecht & Quist Technology	100.00	116.28	179.13	397.70	271.83	n/a

FORM 10-K

      The Company will mail without charge, upon written request, a copy of the Annual Report on Form 10-K, including the financial statements, schedules and list of exhibits. Requests should be sent to Superconductor Technologies Inc., 460 Ward Drive, Santa Barbara, California 93111, Attn: Investor Relations.

      The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Santa Barbara, California

April 9, 2002

SUPERCONDUCTOR TECHNOLOGIES, INC.

DETACH HERE

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SUPERCONDUCTOR TECHNOLOGIES INC.

ANNUAL MEETING OF STOCKHOLDERS

THURSDAY, MAY 16, 2002

     The undersigned stockholder of SUPERCONDUCTOR TECHNOLOGIES INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 9, 2002, and hereby appoints M. Peter Thomas and Martin S. McDermut, or either of them, proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Superconductor Technologies Inc. to be held on May 16, 2002 at 11:00 a.m., local time, at the Holiday Inn , located at 5650 Calle Real, Goleta, California 93117, and at any adjournment or adjournments thereof, and to vote all shares of capital stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

[SEE REVERSE SIDE] CONTINUED AND TO BE SIGNED ON REVERSE SIDE [SEE REVERSE SIDE]

C/O EQUISERVE

P.O. BOX 43068
PROVIDENCE, RI 02940

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Follow these four easy steps:		Follow these four easy steps:
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2.	Call the toll-free number 1-877-PRX-VOTE (1-877-779-8683).	2.	Go to the Website http://www.eproxyvote.com/scon
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[BACK OF PROXY]

DETACH HERE

[X]	Please mark votes as in this example

1. TO ELECT THREE (3) CLASS 1 DIRECTORS.

Nominees: Robert P. Caren, Ph.D.; E. Ray Cotten; M. Peter Thomas

FOR ALL NOMINEES [   ]           WITHHELD FROM ALL NOMINEES [   ]

(INSTRUCTION: To withhold authority to vote for any individual nominee, write their name in the space provided above.)

		FOR	AGAINST	ABSTAIN
2.	PROPOSAL TO RATIFY THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2002.	[ ]	[ ]	[ ]

As to any other matters which may properly come before the meeting or any adjournments thereof, the proxyholders are authorized to vote in accordance with their best judgment.

MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT [   ]

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING [   ]

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature:__________________ Date:_____ Signature:__________________ Date:_____

     THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE YEAR ENDING DECEMBER 31, 2002, AND AS THE PROXYHOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.